Cuisine Solutions Reports first quarter Fiscal 2007 Results

Premium, fully- cooked, frozen food manufacturer’s gives Fiscal 2007 annual revenue and earnings guidance

ALEXANDRIA, Va.—(BUSINESS WIRE)—October 26, 2006 — Cuisine Solutions, Inc. (AMEX: FZN - News) (the “Company”) today announced its results for the first quarter of fiscal year 2007 and provided annual guidance for fiscal 2007. “We are excited about our prospects for growth in fiscal 2007,” explains Thomas L. Gregg, President. “As anticipated, we did not achieve the high level or “spike” in sales that we had experienced in the military channel in the first quarter of fiscal 2006, but we believe the remainder of the fiscal year should be strong, including growth in the military channel for the fiscal year.” The Company expects revenue for the fiscal year to grow to at least $78,000,000, a 22% increase compared to fiscal 2006, and basic earnings per share (EPS) to increase by at least $0.05, from $0.22 to $0.27, a 23% increase compared to fiscal 2006 based upon the current shares outstanding. This is annual guidance and the Company does not intend to update this forecast on a quarterly basis nor does it expect to give any more annual guidance until the release of its first quarter fiscal 2008 results. “We are encouraged by the overwhelming customer response and our sales success to date of our Cuisine Solutions branded products in retail in the U.S. in just three years,” continues Gregg. “We believe that we continue to get closer to our vision of being the leader in the emerging category of premium, fully cooked, frozen food. Retail sales growth in the U.S. was over 100% in the first quarter of fiscal 2007 as compared to fiscal 2006. The Company is also investing today in our future growth with the purchase of new manufacturing space in France and leasing new space in the U.S. The associated startup costs have contributed to some degradation in our earnings today, but we are confident that it will help us meet the high demand for our products tomorrow.”

Revenue in the first quarter of fiscal year 2007 decreased $546,000 from $14,752,000 to $14,206,000, a 3.7% decrease compared to the first quarter of the fiscal 2006, due primarily to a 33.0% decrease in military sales in the U.S. from $5,718,000 to $3,833,000. The decrease in military sales of $1,885,000 was partially offset by the $1,281,000, or 72.2%, increase in retail sales to $3,055,000 in the first quarter of fiscal year 2007 as compared to $1,774,000 in the first quarter of fiscal year 2006. The Company experienced a spike in sales in the military in the first quarter of fiscal year 2006 that was more than 60% higher than any previous or subsequent quarters. The Company believes the spike may be attributed to U.S. Government end of fiscal year 2005 spending.

The Company reported net income for the first quarter of fiscal 2007 of $525,000 compared to $1,522,000 for the first quarter of fiscal 2006. The 65.5% decrease in net income was primarily due to the decreased revenue from military sales and a change in product mix that did not allow Cuisine Solutions to capture the corresponding production and procurement efficiencies as it did in the first quarter of fiscal year 2006. Also, there were additional startup costs associated with the new production facility purchased in France and the additional space leased in the U.S. Basic earnings per share were $.03 for the first quarter fiscal 2007 compared to $.09 the same quarter last year.

Net Sales

First quarter net sales by region for fiscal 2007 and 2006 were as follows:

	Q1 Fiscal 2007	Q1 Fiscal 2006	$Change	%Change
U.S.	$9,897,000	$10,592,000	($695,000)	(6.6%)
France	4,309,000	4,160,000	149,000	3.6%

Total Net Sales	$14,206,000	$14,752,000	($546,000)	(3.7%)

First quarter net sales by sales channel for fiscal 2007 and 2006 were as follows:

	Q1 Fiscal 2007	Q1 Fiscal 2006	$Change	%Change
Food Service	$2,413,000	$2,142,000	$271,000	12.7%
On Board Services	4,128,000	4,603,000	(475,000)	(10.3%)
Retail	3,055,000	1,774,000	1,281,000	72.2%
Military	3,833,000	5,718,000	(1,885,000)	(33.0%)
National Restaurant Chain / Other	777,000	515,000	262,000	50.9%

Total	$14,206,000	$14,752,000	($546,000)	(3.7%)

U.S. Sales

Cuisine Solutions U.S. sales during the first quarter of fiscal 2007 and 2006 by sales channel were as follows:

	Q1 Fiscal 2007	Q1 Fiscal 2006	$Change	%Change
Food Service	$1,459,000	$1,211,000	$248,000	20.5%
On Board Services	2,126,000	2,323,000	(197,000)	(8.5%)
Retail	1,707,000	838,000	869,000	103.7%
Military	3,833,000	5,718,000	(1,885,000)	(33.0%)
National Restaurant Chain	772,000	502,000	270,000	53.8%

Total	$9,897,000	$10,592,000	($695,000)	(6.6%)

France Sales

Cuisine Solutions France sales during the first quarter of fiscal 2007 and 2006 were as follows:

	Q1 Fiscal 2007	Q1 Fiscal 2006	$Change	%Change
Sales in U.S. dollars	$4,309,000	$4,160,000	$149,000	3.6%
Sales in Euros	3,384,000	3,408,000	(24,000)	(0.7%)
Average exchange rate	0.785	0.819

Cuisine Solutions France’s sales during the first quarter of fiscal 2007 and 2006 by sales channel were as follows:

	Q1 Fiscal 2007	Q1 Fiscal 2006	$Change	%Change
Food Service	$954,000	$931,000	$23,000	2.5%
On Board Services	2,002,000	2,280,000	(278,000)	(12.2%)
Retail	1,348,000	936,000	412,000	44.0%
Others	5,000	13,000	(8,000)	(61.5%)

Total	$4,309,000	$4,160,000	$149,000	3.6%

Gross Margin

A comparison of net sales, gross margin and gross margin percentage for the first quarter of fiscal 2007 and 2006 are as follows:

	Twelve weeks ended
	16-Sep-06	17-Sep-05	% Change
	(Dollars in thousands)
Net sales	$14,206	$14,752	(3.7%)
Gross margin	$3,170	$4,086	(22.4%)
Gross margin percentage	22.3%	27.7%

This news release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Those forward-looking statements, including, without limitation, the fiscal 2007 financial guidance being presented this year for the first time, reflect the current expectations of the company and its management team. However, the Company cannot guarantee that any such forward-looking statement will be realized. Achievement of projected or implied future results, including, without limitation, the company’s projected Fiscal 2007 financial results, is subject to numerous risks and uncertainties—including, without limitation, the risks and uncertainties discussed in the Company’s filings with the Securities and Exchange Commission—and the possibility of inaccurate assumptions that could cause actual results to vary materially from the results expressed or implied in this presentation. Among these risks and uncertainties are the Company’s assumptions related to the performance of certain aspects of its business upon which its future financial results may be materially reliant, including, without limitation, projected sales generated by its military, retail, onboard services, food service and national restaurant chain channels, changes in product mix and corresponding changes in average unit price and production efficiencies, and costs related to new facilities and other expenditures incident to plans to future growth. Material changes in any of these or other financial factors may cause actual results to differ materially from any projections made herein. In addition, except as required by law, the Company does not undertake and does not intend to update any forward-looking statement that it may make in this presentation or in any other context, from time to time, including, without limitation, the fiscal 2007 financial projections discussed in this presentation, nor does the Company undertake or intend to provide financial projections on an interim basis. The Company does not undertake or intend to provide any additional financial guidance until the next annual meeting.

Contact:

Cuisine Solutions, Inc., Alexandria, VA.

Lillian Liu, 703-270-2918

lliu@cuisinesolutions.com